Exhibit 5.5

Mail: P. O. Box 5231, Princeton, NJ 08543-5231

Princeton Pike Corporate Center

997 Lenox Drive

Lawrenceville, NJ 08648-2311

Tel (609) 896-3600 Fax (609) 896-1469

www.foxrothschild.com

May 4, 2020

MGM Resorts International

3600 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Re:    Sale by MGM Resorts International of $750,000,000 6.75% Senior Notes due 2025

Ladies and Gentlemen:

As special New Jersey counsel for MGM Resorts International, a Delaware corporation (the “Company”); AC Holding Corp. II, a Nevada corporation (the “Nevada Subsidiary”); and Marina District Development Company, LLC, a New Jersey limited liability company (“MDDC”), Marina District Development Holding Co., LLC, a New Jersey limited liability company (“MDDHC”) and MAC, CORP., a New Jersey corporation (“MAC”, and together with MDDC and MDDHC, individually, a “New Jersey Subsidiary” and collectively, the “New Jersey Subsidiaries”), we have been requested by our clients to render an opinion pursuant to Section 5(b)(3) of the Underwriting Agreement dated April 23, 2020 (the “Underwriting Agreement”) between the Company, the guarantors named therein and BofA Securities, Inc., and J.P. Morgan Securities LLC, as representative of the Underwriters named in Schedule A thereto, relating to the sale by the Company of $500,000,000 aggregate principal amount of the Company’s [    ]% Senior Notes Due 2025 (the “Notes”). All capitalized terms not defined herein shall have the same definitions as those ascribed to them in the Underwriting Agreement.

In rendering the opinions set forth herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (the “Transaction Documents”), each dated as of the date hereof unless otherwise specified:

(a)	the Underwriting Agreement;

(b)

the registration statement on Form S-3, File No. 333-223375, filed on March 1, 2018 by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission, as amended by [the Post-Effective Amendment No. 2, dated April 23, 2020 (the “Registration Statement”);

(c)	the prospectus dated March 1, 2018 (the “Base Prospectus”);

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(d)	the final prospectus supplement dated as of April 23, 2020 (the “Final Prospectus Supplement”);

(e)	the indenture, dated as of March 22, 2012, among the Company, the subsidiary guarantors named therein and U.S. Bank National Association, as Trustee (the “Base Indenture”);

(f)	the eighth supplemental indenture, dated as of May 4, 2020 (the “Eighth Supplemental Indenture”);

(g)	the Notes; and

(h)	the Subsidiary Guarantee of the New Jersey Subsidiaries pursuant to the Indenture (the “Guarantee”).

Except as to the documents identified above, we have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the Transaction Documents.

We have also examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (the “Company Documents”), each dated as of the date hereof unless otherwise specified:

(a)

Copy of Certificate of Incorporation of MAC, as amended through the date hereof, certified by the Assistant Secretary or Attorney-in-Fact of the New Jersey Subsidiaries in the Secretary’s Certificate of the Subsidiary Guarantors, relating to the issuance of the Notes (the “Subsidiary Guarantor Secretary Certificate”);

(b)

Copy of Certificate of Formation of MDDC, as amended through the date hereof, certified by the Assistant Secretary or Attorney-in-Fact of the New Jersey Subsidiaries in the Subsidiary Guarantor Secretary Certificate;

(c)

Copy of Certificate of Formation of MDDHC, as amended through the date hereof, certified by the Assistant Secretary or Attorney-in-Fact of the New Jersey Subsidiaries in the Subsidiary Guarantor Secretary Certificate;

(d)	Good Standing Certificate for MAC, issued by the Office of the Treasurer of the State of New Jersey on April 23, 2020 (the “MAC G/S Certificate”);

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(e)	Good Standing Certificate for MDDC, issued by the Office of the Treasurer of the State of New Jersey on April 23, 2020 (the “MDDC G/S Certificate”);

(f)	Good Standing Certificate for MDDHC, issued by the Office of the Treasurer of the State of New Jersey on April 23, 2020 (the “MDDHC G/S Certificate”); and

(g)

Resolutions adopted on April 23, 2020, upon the Joint Written Consent of, inter alia, the Board of Directors of MAC, the Managing Member of MDDHC and the Sole Member of MDDC, certified by the Assistant Secretary or Attorney-in-Fact of the New Jersey Subsidiaries in the Subsidiary Guarantor Secretary Certificate, and Resolutions adopted by the Board of Directors of the Company on April 22, 2020, and the Pricing Committee of the Board of Directors of the Company on April 23, 2020, each certified by the Assistant Secretary of the Company in the Secretary’s Certificate of the Company dated of even date herewith.

We call to your attention that we have not examined any court, real estate or commercial financing records. We have also made such examination of law as we have deemed necessary for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photocopies, the authenticity of the originals of such latter documents, the accuracy and completeness of all documents and records reviewed by us, the accuracy, completeness and authenticity of each certificate issued by any government official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate.

We have assumed that each of the parties to the Transaction Documents other than the New Jersey Subsidiaries (the “Other Parties”) has satisfied all applicable legal requirements necessary to make the Transaction Documents enforceable against it and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents against the New Jersey Subsidiaries, or any of them. We have also assumed that the conduct of the parties to the Transaction Documents complies with any requirements of good faith, fair dealing and absence of unconscionability, and there has not been any mutual mistake of fact, fraud, duress or undue influence.

Without limiting the effect of the preceding paragraph, we have also assumed that (i) each of the Company, the Nevada Subsidiary and Mirage Resorts, LLC, a Nevada limited liability company (“MRL”), has all requisite corporate power and authority to enter into, deliver and perform its obligations under the Transaction Documents to which it is a party; (ii) each of the Company, the

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Nevada Subsidiary and MRL has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Transaction Documents to which it is a party; (iii) each of the Company, the Nevada Subsidiary and MRL has validly executed and delivered the Transaction Documents to which it is a party; and (iv) the Company’s obligations and those of the Nevada Subsidiary, MRL and the New Jersey Subsidiaries pursuant to the Transaction Documents, to the extent that any of them is a party thereto, are the legal, valid and binding obligations of the Company, the Nevada Subsidiary, MRL and the New Jersey Subsidiaries, respectively, enforceable in accordance with the terms of such documents.

As to any facts material to our opinions expressed herein, we have relied upon the representations and warranties of the Company, the Nevada Subsidiary, MRL and the New Jersey Subsidiaries contained in the Transaction Documents and upon a certificate of each of the Senior Vice President, Assistant General Counsel and Assistant Secretary and the Executive Vice President, Chief Financial Officer and Treasurer of the Company, and the Secretary or Attorney-in-Fact, as applicable, of the Nevada Subsidiary, MRL and the New Jersey Subsidiaries, with respect to certain factual matters (collectively, the “Officer’s Certificate”). In this regard, we have assumed the due authorization, execution and delivery of the Transaction Documents by all of the Other Parties thereto, that all of the Other Parties thereto have full power and legal right to enter into the Transaction Documents and to consummate the transactions contemplated thereby, and that each of the Transaction Documents constitutes a legal, valid and binding obligation of each of the Other Parties thereto.

To the extent that a statement herein is qualified by the phrases “to our knowledge” or “known to us”, or by similar phrases, it is intended to indicate that, during the course of our representation of the Company, the Nevada Subsidiary and the New Jersey Subsidiaries in connection with the Transaction Documents, and based upon an inquiry of the attorneys presently in this firm who have rendered substantive legal services in connection with the representation of the Company, the Nevada Subsidiary and the New Jersey Subsidiaries with respect to the Transaction Documents, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys presently in this firm who have rendered substantive legal services in connection with the representation of any of the Company, the Nevada Subsidiary and the New Jersey Subsidiaries with respect to the Transaction Documents. Except as expressly set forth above, such phrase does not mean that we have undertaken any independent investigation or review to determine the accuracy of any such statement. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of any of the Company, the Nevada Subsidiary and the New Jersey Subsidiaries.

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Our opinion is limited in all respects to the laws of the United States and the State of New Jersey.

Based upon and subject to the foregoing and the qualifications hereinafter set forth, we are of the opinion that:

1.    MAC has been duly incorporated and, based solely upon the MAC G/S Certificate, is validly existing as a corporation in good standing under the laws of New Jersey. All of the issued and outstanding shares of capital stock of MAC have been duly authorized and validly issued, and, to our knowledge and based on the Officer’s Certificate, are fully paid and nonassessable and are directly owned of record by MRL. Assuming MRL acquired such shares of MAC without knowledge of any security interest, lien, encumbrance or other adverse claim, then to the best of our knowledge, MRL holds such shares free and clear of any security interest, lien, encumbrance or other adverse claim. To our knowledge, except as disclosed in each of the Pricing Disclosure Package and the Prospectus, there is no outstanding subscription, option, warrant or other right calling for the issuance of any share of stock of MAC or any security convertible into, exercisable for, or exchangeable for stock of MAC. MDDHC has been duly formed and, based solely upon the MDDHC G/S Certificate, is validly existing as a limited liability company in good standing under the laws of New Jersey. All of the issued and outstanding limited liability company membership interests of MDDHC have been duly authorized and validly issued, and, to our knowledge and based on the Officer’s Certificate, are directly owned of record by MAC (as to 50.51% of such limited liability company membership interests) and the Company (as to 49.49% of such limited liability company membership interests). Assuming MAC and the Company each acquired their respective limited liability company membership interests of MDDHC without knowledge of any security interest, lien, encumbrance or other adverse claim, then to the best of our knowledge, MAC and the Company each hold their respective limited liability company membership interests free and clear of any security interest, lien, encumbrance or other adverse claim. To our knowledge, except as disclosed in each of the Pricing Disclosure Package and the Prospectus, there is no outstanding subscription, option, warrant or other right calling for the issuance of any limited liability company membership interests of MDDHC or any security convertible into, exercisable for, or exchangeable for limited liability company membership interests of MDDHC. MDDC has been duly formed and, based solely upon the MDDC G/S Certificate, is validly existing as a limited liability company in good standing under the laws of New Jersey. All of the issued and outstanding limited liability company membership interests of MDDC have been duly authorized and validly issued, and, to our knowledge and based on the Officer’s Certificate, are directly owned of record by MDDHC. Assuming MDDHC acquired such limited liability company membership interests of MDDC without knowledge of any security interest, lien, encumbrance or other adverse claim, then to the best of our knowledge, MDDHC holds such limited liability company membership interests free and clear of any security interest, lien, encumbrance or other adverse claim. To our knowledge, except as disclosed in each of the Pricing Disclosure Package and the Prospectus, there is no outstanding subscription, option, warrant or other right calling for the issuance of any limited liability company membership interests of MDDC or any security convertible into, exercisable for, or exchangeable for limited liability company membership interests of MDDC.

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2.    MAC has all requisite corporate power and authority to own, lease and license its assets and properties, to conduct its businesses as described in each of the Pricing Disclosure Package and the Prospectus, but only to the extent the same are currently conducted and operated, and to enter into and perform its obligations under the Transaction Documents, to the extent it is a party thereto. Each of MDDC and MDDHC has all requisite limited liability company power and authority to own, lease and license its assets and properties, to conduct its business as described in each of the Pricing Disclosure Package and the Prospectus, but in each case only to the extent the same is currently conducted and operated, and to enter into and perform its obligations under the Transaction Documents, to the extent it is a party thereto.

3.    MAC has taken all necessary corporate action to authorize the execution, delivery and performance of the Transaction Documents, to the extent that it is a party thereto. Each of MDDC and MDDHC has taken all necessary limited liability company action to authorize the execution, delivery and performance of the Transaction Documents, to the extent that it is a party thereto. Each of the New Jersey Subsidiaries has duly executed and delivered the Transaction Documents to which it is a party.

Our opinions expressed above are subject to the following additional qualifications:

(a)

Certain rights, remedies and waivers contained in the Transaction Documents and certain limitations of the liability contained therein may be rendered ineffective, or limited, by applicable laws, judicial decisions, constitutional requirements or principles of equity governing such provisions, but such ineffectiveness or limitations under such applicable laws, judicial decisions, constitutional requirements or principles of equity do not, in our opinion, render any of the Transaction Documents invalid as a whole, and there exist in the Transaction Documents or pursuant to applicable law legally adequate remedies for the realization of the principal benefits purported to be provided by the Transaction Documents, subject to the economic consequences of any delay which may result from applicable laws, rules or judicial decisions or constitutional requirements.

(b)

We express no opinion as to the effect of any federal or New Jersey law, rule or regulation concerning securities, trademarks, patents, copyrights, trade secrets, antitrust, taxes, pollution, hazardous substances or environmental protection, zoning, land use, building, construction, labor, protection of disabled persons, or occupational health and safety in respect of the transactions contemplated by or referred to in any of the Transaction Documents, or as to any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision (whether created or enabled through legislative action at the state or regional level).

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(c)

In rendering this opinion, we have assumed that: (i) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents; (ii) each applicable statute, rule, regulation, order and agency action affecting the parties to the Transaction Documents or the transactions contemplated thereby is valid and constitutional; and (iii) except as expressly provided in paragraph 6 above, all parties to the Transaction Documents will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to the subsequent consummation of any transaction among the parties to the Transaction Documents or relevant to the subsequent performance of any of the Transaction Documents.

(d)	No opinion is given with respect to the enforceability of any provision of any Transaction Document.

(e)	Our opinion is based upon and relies upon the current status of law, and in all respects is subject to and may be limited by future legislation or case law.

The opinions expressed herein represent our reasonable professional judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and are not guarantees that a court will reach any particular result.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter is given as of the date hereof, and we expressly disclaim any obligation to update or supplement our opinions contained herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

We hereby consent to being named in the Registration Statement as having prepared this opinion and to the filing of this opinion as an exhibit to the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Fox Rothschild LLP